Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com

December 1, 2022

Mondee Holdings, Inc.

10800 Pecan Park Blvd.
Suite 315

Austin, TX 78750

Ladies and Gentlemen:

We have acted as counsel to Mondee Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (A) the issuance of up to 1,275,000 shares (the “Warrant Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable upon the exercise from time to time of the warrants to purchase 1,275,000 shares of Common Stock (the “Warrants”) by the holders thereof other than the initial holders and (B) the offer and sale from time to time by the selling securityholders named in the Registration Statement or their permitted transferees of (i) the Warrant Shares and (ii) the Warrants issued to the selling stockholders in a private placement pursuant to the terms of subscriptions agreements between such investors and the Company (collectively, the “Subscription Agreements”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) that certain Warrant Agreement, dated September 29, 2022, by and between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Company (the “Warrant Agreement”), (d) the Subscription Agreements, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

Securities and Exchange Commission
December 1, 2022

e.

as to matters of fact, the truthfulness of the representations and warranties made by the parties to the Warrant Agreement and the Subscription Agreements and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company; and

f.	the exercise price of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Warrant Shares pursuant to the  Warrant Agreement will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the Warrant Agreement and such Warrant Shares) and (3) the issuance and delivery by the Company of such Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

We have not independently established the validity of the foregoing assumptions.

We express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

The Warrants, assuming the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.

The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid, and nonassessable.

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any provision waiving the right to object to venue in any court; and (iii) any agreement to submit to the jurisdiction of any federal court.

Our opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

Securities and Exchange Commission
December 1, 2022

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP
Reed Smith LLP

Legal Op:

TO/ML